                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                                SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                          (Amendment No.   1   )*
                                         ------

                                  VISX Inc.
                     ----------------------------------
                              (Name of Issuer)

                                   Common
                     ----------------------------------
                       (Title of Class of Securities)

                                928445 10 5
                     ----------------------------------
                              (CUSIP Number)

   Check the following box if a fee is being paid with this statement / /. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))


                              Page 1 of  5  Pages
                                        ---

CUSIP No. 928445 10 5                 13G                 Page  2  of  5  Pages
          ---------                                            ---    ---

-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

     Dresdner Bank AG  13-2722082
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  /X/
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization
     Frankfurt, Germany
-------------------------------------------------------------------------------
Number of Shares              (5) Sole Voting
 Beneficially                       Power                    -0-
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting
 Person With                        Power                    -0-
                             --------------------------------------------------
                              (7) Sole Dispositive
                                    Power                    -0-
                             --------------------------------------------------
                              (8) Shared Dispositive
                                    Power                    -0-
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person
     1,479,500
-------------------------------------------------------------------------------
(10) Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares*

-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)
     9.6%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*
     BK, HC
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!

                                                          Page  3  of  5  Pages
                                                               ---    ---


ITEM 1(A).  NAME OF ISSUER
            VISX INC.
-------------------------------------------------------------------------------


ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
            3400 Central Broadway
            Santa Clara, California 95051
-------------------------------------------------------------------------------


ITEM 2(A).  NAME OF PERSON(S) FILING
            Dresdner Bank AG
-------------------------------------------------------------------------------


ITEM 2(B). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE Jurgen-Ponto-Platz 1
            60301 Frankfurt, Germany
-------------------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP
            German Bank
-------------------------------------------------------------------------------


ITEM 2(D).  TITLE OF CLASS OF SECURITIES
            Common
-------------------------------------------------------------------------------


ITEM 2(E).  CUSIP NUMBER
            928445 10 5
-------------------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

    (a) / / Broker or Dealer registered under Section 15 of the Act

    (b) / / Bank as defined in section 3(a)(6) of the Act

    (c) / / Insurance Company as defined in section 3(a)(19) of the Act

    (d) / / Investment Company registered under section 8 of the Investment Company Act

    (e) / / Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

    (f) / / Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

    (g) /X/ Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

    (h) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

                                                          Page  4  of  5  Pages
                                                               ---    ---

ITEM 4.  OWNERSHIP

    (a) Amount Beneficially Owned:
        1,479,500
    ---------------------------------------------------------------------------

    (b) Percent of Class:
        9.6%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which such person has:

          (i) sole power to vote or to direct the vote
              -0-
              -----------------------------------------------------------------
         (ii) shared power to vote or to direct the vote
              -0-
              -----------------------------------------------------------------
        (iii) sole power to dispose or to direct the disposition of
              -0-
              -----------------------------------------------------------------
         (iv) shared power to dispose or to direct the disposition of
              -0-
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / /


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         Not Applicable.
-------------------------------------------------------------------------------


ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
  THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         See Exhibit A.
-------------------------------------------------------------------------------


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         Not Applicable.
-------------------------------------------------------------------------------


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP
         Not Applicable
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ITEM 10. CERTIFICATION

    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                  SIGNATURE

Dr. Reinhard Pruesche

By    /s/ William L. Price
      William L. Price
     Attorney-in-Fact


    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Dresdner Bank AG                       February 7, 1997
                                       ----------------------------------------
                                       (Date)

                                       Dr. Reinhard Pruesche
                                       General Assistant Manager

                                       By    /s/ William L. Price
                                       ----------------------------------------
                                             William L. Price
                                             Attorney-in-Fact

                                                          Page  5  of  5  Pages
                                                               ---    ---


EXHIBIT A

Dresdner Bank AG ("Dresdner") is an international banking organization headquartered in Frankfurt, Germany RCM Capital Management, L.L.C. ("RCM"), a wholly owned subsidiary of Dresdner, is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940.

Dresdner has filed this Schedule 13G pursuant to Rule 13d-1(b) (ii) (G) under the Securities Exchange Act of 1934. Dresdner has beneficial ownership of the securities reported on this Schedule 13G only to the extent that Dresdner may be deemed to have beneficial ownership of securities deemed to be beneficially owned by RCM.

Dresdner is responsible for the timely filing of Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning Dresdner contained therein.


DRESDNER BANK AG


Dr. Reinhard Pruesche                                   February 7, 1997

By    /s/ William L. Price
     William L. Price
     Attorney-in-Fact